UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2012
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Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200
State or Other Jurisdiction of Incorporation: Idaho

Former name, former address and former fiscal year, if changed since last report: None.
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, on September 1, 2009, Idaho Power Company (Idaho Power) received pre-approval from the Idaho Public Utilities Commission (IPUC) to include up to $396.6 million of construction costs in Idaho Power’s rate base when the Langley Gulch natural gas-fired power plant achieved commercial operation. On March 2, 2012, Idaho Power filed an application with the IPUC requesting an increase in annual Idaho-jurisdiction base rates of $59.9 million for recovery of and return on Idaho Power's investment in the Langley Gulch power plant. Idaho Power's application stated that its estimated investment in the plant through June 2012 would be approximately $398 million. On May 30, 2012, the IPUC Staff recommended to the IPUC that the $59.9 million increase in annual Idaho-jurisdiction base rates requested by Idaho Power be reduced to $58.1 million. The plant became commercially available on June 29, 2012. On that date, the IPUC issued an order consistent with the IPUC Staff's recommendation, approving a $58.1 million increase in annual Idaho-jurisdiction base rates, with new rates effective July 1, 2012.

In connection with the inclusion of the Langley Gulch power plant in rate base and the associated increase in base rates, the IPUC updated Idaho Power's load-change adjustment rate (LCAR) to $17.64 per MWh, effective July 1, 2012. The LCAR is intended to eliminate recovery of power supply expenses already collected in rates associated with load changes resulting from changing weather conditions, a growing customer base, or changing customer use patterns. The LCAR adjusts power supply cost recovery within the Idaho-jurisdiction power cost adjustment formula upwards or downwards for differences between actual load and the load used in calculating base rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated:  June 29, 2012
IDACORP, INC.
By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Executive Vice President - Administrative Services and Chief Financial Officer

IDAHO POWER COMPANY
By:   /s/ Darrel T. Anderson
Darrel T. Anderson
President and Chief Financial Officer